STRUCTURED INVESTMENTS Step Up Auto - Callable Notes Step Up Auto - Callable Notes provide investors the opportunity to express a moderate to bullish view on one more underlying assets with potential for early redemption on an observation date for an amount that increases (or “steps up”) over the term of the notes; otherwise may offer contingent downside protection when held to maturity. This example is for hypothetical purposes only and does not cover the complete range of possible payouts All payments are subject to the credit risk of the issuer (and the guarantor, if applicable) The example above is based on the hypothetical terms in order to illustrate how Step Up Auto - Callable Notes might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See “Selected Risk Considerations” below. Hypothetical Terms Maturity 3 Years Principal Barrier 70% of initial Call Premium 12% per annum Call Hurdle 100% or higher on determination date Call Observations Annually after 1 year Interest None Hypothetical Payoff Scenarios – + Payment at Maturity Step Up Auto - Callable Underlier Principal Barrier 0% – % Change in Underlier V alue + *Paid only if underlier is at or above the Call Hurdle on the Call Observation date Hypothetical Scenarios on Observation Dates Scenario Description Outcome Underlying is above Call Hurdle Note is early redeemed for par plus a per annum Call Premium Underlying is below Call Hurdle Note is not early redeemed and no Call Premium is received Hypothetical Scenarios at Maturity Scenario Description Outcome Underlying is above both Call Hurdle and Principal Barrier Note is redeemed for par plus a per annum Call Premium Underlying is below Call Hurdle but above Principal Barrier Note is redeemed for par and no Call Premium is received Underlying is below both Call Hurdle and Principal Barrier Note is redeemed with 1 - for - 1 loss of principal Maturity Call Premium* 2 nd Call Premium* 1 st Call Premium* Free Writing Prospectus Registration Statement Nos. 333 - 221595; 333 - 221595 - 01 Dated September 15, 2020 Filed pursuant to Rule 433

About Step Up Auto - Callable Notes Step Up Auto - Callable Notes may be automatically early redeemed if the underlying asset is greater than or equal to the Call Hurdle on any observation date, for the principal amount plus a Call Premium that will increase over the term of the notes on a per annum basis. At maturity, if the notes have not yet been early redeemed and the final underlying value is greater than or equal to the Call Hurdle, the notes will redeem for par plus a per annum Call Premium. If the final underlying value is between the Principal Barrier and the Call Hurdle, the notes will redeem for par and no Call Premium will be paid. If the final underlying value is less than the Principal Barrier, the notes will redeem with 1 - to - 1 loss proportionate to the decline in the underlying. This payment is less than the stated principal amount and could be zero. Investor Profile Step Up Auto - Callable Notes may be appropriate for investors who are willing to forgo current income and risk their principal in exchange for the possibility of receiving an early Call Premium or payment at maturity greater than the stated principal amount. Investors will not participate directly in any appreciation of underlying assets. • The amount payable on the Step Up Auto - Callable Notes is not linked to the value of the underlier at any time other than the valuation date(s). • Investing in the Step Up Auto - Callable Notes is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Step Up Auto - Callable Notes. • The Step Up Auto - Callable Notes will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Step Up Auto - Callable Notes. • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in Step Up Auto - Callable Notes. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Step Up Auto - Callable Notes. • Step Up Auto - Callable Notes do not pay interest and provide a minimum payment at maturity of only a portion of your principal. • The market price of the Step Up Auto - Callable Notes will be influenced by many unpredictable factors. • Step Up Auto - Callable Notes are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Step Up Auto - Callable Notes. Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.